Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 3rd Quarter 2021 Results

•
12% revenue increase in the quarter (11% increase on a constant currency basis)
•
Gross profit margin of 16.6% reflects strong permanent recruitment activity and improved business mix
•
Experis reported double digit revenue growth and surpassed pre-pandemic levels
•
Manpower gross profit margin increased on business mix improvement and permanent recruitment, offsetting revenue sluggishness from supply chain disruptions and the Delta variant
•
Talent Solutions experienced double digit revenue growth, exceeding pre-pandemic levels, led by strong growth in RPO and on-going strength in MSP
•
Successfully closed ettain group acquisition on October 1, 2021

MILWAUKEE, October 19, 2021 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $1.77 per diluted share for the three months ended September 30, 2021 compared to $0.18 per diluted share in the prior year period. Net earnings in the quarter were $97.7 million compared to $10.3 million a year earlier. Revenues for the third quarter were $5.1 billion, a 12% increase from the prior year period.

The current year quarter included restructuring costs for our Mexico business and ettain group acquisition costs. The restructuring and acquisition costs reduced earnings per share by $0.16 in the current quarter. Excluding the restructuring and acquisition costs, earnings per share was $1.93 per diluted share in the quarter. The prior year period included restructuring costs and other special items which decreased earnings per share by $1.02.

Financial results in the quarter were also impacted by the slightly weaker U.S. dollar relative to foreign currencies compared to the prior year period, resulting in a 1 cent positive impact to earnings per share in the quarter compared to the prior year. On a constant currency basis, revenues increased 11% compared to the prior year period. Excluding the impact of restructuring costs and other special items in the current and prior year periods, on a constant currency basis, net earnings per diluted share increased 60% during the quarter.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Our third quarter results reflect a continued global economic recovery, tempered by supply chain constraints and the ongoing impact of the Delta variant in various key markets. Global demand remained strong as our clients continue to look for skilled talent in a tight labor market and leverage our capabilities and workforce solutions expertise that help them achieve their desired business outcomes.

We also accelerated our business mix diversification with the recent completion of our acquisition of ettain group. This is a core part of our strategy to advance our global expansion of our Experis IT resourcing and services business and we are delighted to formally welcome the ettain team into our Experis business and ManpowerGroup family.

Including a full quarter impact of the ettain group acquisition, we anticipate diluted earnings per share in the fourth quarter will be between $1.99 and $2.07, which includes an estimated unfavorable currency impact of 4 cents. Our guidance also includes an estimated impact from the ettain group acquisition of 13 cents and excludes acquisition transaction and integration costs.”

Net earnings for the nine months ended September 30, 2021 were $271.3 million, or net earnings of $4.90 per diluted share compared to net losses of $52.4 million, or net losses of $0.90 per diluted share in the prior year. The prior year to date period included special items and restructuring costs which reduced earnings per share by $3.09. Revenues for the nine-month period were $15.3 billion, an increase of 19% from the prior year or an increase of 13% in constant currency. Earnings per share for the nine-month period were positively impacted by 21 cents due to changes in foreign currencies compared to the prior year.

In conjunction with its third quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on October 19, 2021 at 7:30 a.m. central time (8:30 a.m. eastern time). Prepared remarks for the conference call are included within the Investor Relations section of our website at manpowergroup.com. Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2021 ManpowerGroup was named one of the World's Most Ethical Companies for the 12thyear - all confirming our position as the brand of choice for in-demand talent.

Forward-Looking Statements

This news release contains statements, including statements regarding economic uncertainty, the global recovery, financial outlook, the Company’s strategic initiatives, the anticipated results of the ettain acquisition, the Experis brand’s positioning for future growth, as well as the potential impacts of the COVID-19 pandemic and the Company’s efforts to respond to such impacts, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors. These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2020, which information is incorporated herein by reference.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,140.6	$4,584.8	12.1%	11.0%
Cost of services	4,287.6	3,859.7	11.1%	10.0%
Gross profit	853.0	725.1	17.6%	16.8%
Selling and administrative expenses	702.5	663.5	5.9%	5.0%
Operating profit	150.5	61.6	144.4%	143.7%
Interest and other expenses, net	4.9	6.0	-17.9%
Earnings before income taxes	145.6	55.6	161.8%	160.8%
Provision for income taxes	47.9	45.3	5.6%
Net earnings	$97.7	$10.3	848.9%	845.3%
Net earnings per share - basic	$1.80	$0.18	900.0%
Net earnings per share - diluted	$1.77	$0.18	883.3%	877.8%
Weighted average shares - basic	54.3	58.2	-6.7%
Weighted average shares - diluted	55.2	58.5	-5.6%

(a)
Revenues from services include fees received from our franchise offices of $3.9 million and $3.8 million for the three months ended September 30, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $253.3 million and $236.9 million for the three months ended September 30, 2021 and 2020, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$644.9	$578.8	11.4%	11.4%
Other Americas	352.7	350.3	0.7%	1.7%
	997.6	929.1	7.4%	7.7%
Southern Europe:
France	1,317.0	1,205.3	9.3%	8.3%
Italy	456.4	351.2	30.0%	28.8%
Other Southern Europe	609.2	555.9	9.6%	8.1%
	2,382.6	2,112.4	12.8%	11.7%
Northern Europe	1,166.6	947.7	23.1%	19.2%
APME	611.2	595.6	2.6%	4.0%
	5,158.0	4,584.8
Intercompany Eliminations	(17.4)	—
	5,140.6	4,584.8	12.1%	11.0%
Operating Unit Profit (Loss):
Americas:
United States	$28.2	$19.3	46.4%	46.4%
Other Americas	12.6	12.2	2.4%	11.5%
	40.8	31.5	29.2%	32.8%
Southern Europe:
France	61.6	51.5	19.8%	18.5%
Italy	30.8	15.4	99.1%	97.2%
Other Southern Europe	18.3	4.7	280.8%	275.1%
	110.7	71.6	54.3%	52.7%
Northern Europe	16.5	(22.5)	N/A	N/A
APME	22.6	16.7	36.7%	39.8%
	190.6	97.3
Corporate expenses	(36.0)	(29.1)
Intangible asset amortization expense	(4.1)	(6.6)
Operating profit	150.5	61.6	144.4%	143.7%
Interest and other expenses, net (b)	(4.9)	(6.0)
Earnings before income taxes	$145.6	$55.6

(a) In the United States, revenues from services include fees received from our franchise offices of $3.3 million and $3.4 million for the three months ended September 30, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $121.3 million and $116.9 million for the three months ended September 30, 2021 and 2020, respectively.

(b) The components of interest and other expenses, net were:

	2021	2020
Interest expense	$9.6	$10.8
Interest income	(2.9)	(3.1)
Foreign exchange loss	1.4	0.6
Miscellaneous income	(3.2)	(2.3)
	$4.9	$6.0

ManpowerGroup

Results of Operations

(In millions, except per share data)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from services (a)	$15,342.1	$12,946.1	18.5%	13.2%
Cost of services	12,860.9	10,920.3	17.8%	12.4%
Gross profit	2,481.2	2,025.8	22.5%	17.5%
Selling and administrative expenses, excluding goodwill impairment charge	2,062.4	1,909.7	8.0%	3.7%
Goodwill impairment charge (b)	—	66.8	N/A	N/A
Selling and administrative expenses	2,062.4	1,976.5	4.3%	0.2%
Operating profit	418.8	49.3	749.8%	712.9%
Interest and other expenses, net	13.1	32.3	-59.2%
Earnings before income taxes	405.7	17.0	2281.0%	2182.2%
Provision for income taxes	134.4	69.4	93.5%
Net earnings (loss)	$271.3	$(52.4)	N/A	N/A
Net earnings (loss) per share - basic	$4.96	$(0.90)	N/A
Net earnings (loss) per share - diluted	$4.90	$(0.90)	N/A	N/A
Weighted average shares - basic	54.7	58.4	-6.4%
Weighted average shares - diluted	55.4	58.4	-5.1%

(a)
Revenues from services include fees received from our franchise offices of $11.0 million and $9.9 million for the nine months ended September 30, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $755.9 million and $447.3 million for the nine months ended September 30, 2021 and 2020, respectively.

(b)
The goodwill impairment charge for the nine months ended September 30, 2020 relates to our investment in Germany.

ManpowerGroup

Operating Unit Results

(In millions)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$1,882.5	$1,705.6	10.4%	10.4%
Other Americas	1,162.3	1,071.1	8.5%	9.0%
	3,044.8	2,776.7	9.7%	9.9%
Southern Europe:
France	3,852.7	3,035.1	26.9%	19.4%
Italy	1,328.3	947.4	40.2%	31.9%
Other Southern Europe	1,784.3	1,545.4	15.5%	9.3%
	6,965.3	5,527.9	26.0%	18.8%
Northern Europe	3,490.9	2,881.9	21.1%	12.4%
APME	1,858.5	1,759.6	5.6%	3.3%
	15,359.5	12,946.1
Intercompany Eliminations	(17.4)	—
	15,342.1	12,946.1	18.5%	13.2%
Operating Unit Profit (Loss):
Americas:
United States	$95.4	$30.8	209.8%	209.8%
Other Americas	45.5	37.0	22.7%	26.5%
	140.9	67.8	107.7%	109.7%
Southern Europe:
France	169.9	87.0	95.4%	84.1%
Italy	81.9	40.6	101.5%	90.1%
Other Southern Europe	47.6	9.1	419.4%	394.6%
	299.4	136.7	118.9%	106.7%
Northern Europe	39.2	(36.3)	N/A	N/A
APME	63.7	51.6	23.9%	23.4%
	543.2	219.8
Corporate expenses	(110.5)	(83.5)
Goodwill impairment charges	—	(66.8)
Intangible asset amortization expense	(13.9)	(20.2)
Operating profit	418.8	49.3	749.8%	712.9%
Interest and other expenses, net (b)	(13.1)	(32.3)
Earnings before income taxes	$405.7	$17.0

(a) In the United States, revenues from services include fees received from our franchise offices of $9.4 million and $8.8 million for the nine months ended September 30, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $353.4 million and $315.7 million for the nine months ended September 30, 2021 and 2020, respectively.

(b) The components of interest and other expenses, net were:

	2021	2020
Interest expense	$29.5	$32.3
Interest income	(9.1)	(9.9)
Foreign exchange loss	4.5	4.2
Miscellaneous (income) expense	(11.8)	5.7
	$13.1	$32.3

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	Sep. 30,	Dec. 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,612.6	$1,567.1
Accounts receivable, net	5,091.4	4,912.4
Prepaid expenses and other assets	154.7	186.9
Total current assets	6,858.7	6,666.4
Other assets:
Goodwill	1,206.6	1,225.8
Intangible assets, net	232.2	248.6
Operating lease right-of-use assets	360.4	400.7
Other assets	675.6	651.6
Total other assets	2,474.8	2,526.7
Property and equipment:
Land, buildings, leasehold improvements and equipment	598.3	614.7
Less: accumulated depreciation and amortization	479.5	479.6
Net property and equipment	118.8	135.1
Total assets	$9,452.3	$9,328.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,829.5	$2,527.4
Employee compensation payable	260.0	231.8
Accrued liabilities	553.0	602.1
Accrued payroll taxes and insurance	718.0	752.0
Value added taxes payable	506.0	551.1
Short-term borrowings and current maturities of long-term debt	482.9	20.4
Total current liabilities	5,349.4	4,684.8
Other liabilities:
Long-term debt	582.6	1,103.5
Long-term operating lease liability	268.5	305.1
Other long-term liabilities	768.6	781.2
Total other liabilities	1,619.7	2,189.8
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,434.0	3,402.5
Retained earnings	3,591.8	3,388.8
Accumulated other comprehensive loss	(444.6)	(397.3)
Treasury stock, at cost	(4,109.0)	(3,954.2)
Total ManpowerGroup shareholders' equity	2,473.4	2,441.0
Noncontrolling interests	9.8	12.6
Total shareholders' equity	2,483.2	2,453.6
Total liabilities and shareholders' equity	$9,452.3	$9,328.2

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2021	2020
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings (loss)	$271.3	$(52.4)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	50.9	55.4
Non-cash goodwill and other impairment charges	—	71.3
Non-cash operating lease right-of-use assets impairment	—	22.6
Deferred income taxes	(20.5)	5.5
Provision for doubtful accounts	13.7	17.8
Share-based compensation	26.7	18.4
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(354.0)	785.8
Other assets	9.7	(15.1)
Other liabilities	385.1	(193.6)
Cash provided by operating activities	382.9	715.7
Cash Flows from Investing Activities:
Capital expenditures	(39.7)	(30.5)
Acquisitions of businesses, net of cash acquired	(7.1)	—
Proceeds from the sale of subsidiaries and property and equipment	2.2	8.0
Cash used in investing activities	(44.6)	(22.5)
Cash Flows from Financing Activities:
Net change in short-term borrowings	0.1	(30.6)
Proceeds from long-term debt	0.4	2.0
Repayments of long-term debt	(2.2)	(0.1)
Payments of contingent consideration for acquisitions	(6.2)	(1.7)
Proceeds from share-based awards	5.3	7.4
Payments to noncontrolling interests	(1.2)	(0.8)
Other share-based award transactions	(4.6)	(7.6)
Repurchases of common stock	(150.1)	(63.8)
Dividends paid	(68.3)	(63.2)
Cash used in financing activities	(226.8)	(158.4)
Effect of exchange rate changes on cash	(66.0)	27.1
Change in cash and cash equivalents	45.5	561.9
Cash and cash equivalents, beginning of period	$1,567.1	$1,025.8
Cash and cash equivalents, end of period	$1,612.6	$1,587.7